Exhibit 99.1

TRANSCRIPT OF HORIZON LINES, INC. QUARTERLY EARNINGS RELEASE CONFERENCE CALL

Michael Avara: (VP-Investor Relations)	Good morning everyone and welcome to Horizon Lines’ first quarter 2006 earnings release call. Thank you for joining us today. I would remind you the conference call is also being webcast through the internet at www.horizonlines.com and we will have an online archive available for two weeks through May 12, 2006. With me today from the Company are Chuck Raymond, our President and CEO, John Handy, our Executive Vice President, Mark Urbania, our Senior Vice President and Chief Financial Officer and Brian Taylor, our Senior Vice President of Sales and Marketing. Brian is joining us here for the first time after assuming his new position here in Charlotte. Brian previously ran our operations in Hawaii/Guam and before that in Puerto Rico. Unfortunately John Keenan is not with us today. His mother passed away and our thoughts and prayers are with John at this time. Before I begin I need to take just a second and reference our safe harbor statement on page three of the earnings presentation. During this call we will be making certain forward-looking statements. Although we believe these statements are reasonable, we of course can provide no assurance that they will prove correct. Various risk factors are outlined in our filings with the SEC that may cause actual results to differ somewhat from these forward-looking statements. With that I would like to introduce Horizon Lines’ President and CEO, Chuck Raymond.

Chuck Raymond: (President & CEO)	Mike, thanks very much and thanks to those on the call for dialing in. 2006 is off to a very good start, picking up where we left off last year in 2005. You by now have probably had a chance to look at our financial results. They are up strongly in the first quarter over 2005 adjusted for the non-recurring expenses that we had in that year, so that we are presenting these numbers on a comparable basis. All the financial numbers look good to us and I hope they look good to you. We continue to invest in our business. As you have read, we closed our transaction on April 11, 2006 to lease five new vessels for deployment in our transpacific (TP-1) service. That will occur during the first half of 2007. We are still in the process of acquiring about 3,300 new dry containers that follow on from the refrigerated boxes that we brought into the fleet the last couple of years. That’s underway and we just phased in the first 1,000 of those boxes this last month. We received a number of service or excellence awards from major shippers and buyers of our services already during 2006. Turning to earnings per share I’m pleased to report that earnings per share for the first quarter of 2006 was $.07 compared to an

TRANSCRIPT OF HORIZON LINES, INC. FIRST QUARTER EARNINGS RELEASE CONFERENCE CALL

adjusted earnings per share last year of $.01 on a comparable basis. The strength of our markets, our targeted mix improvement initiatives and attention to our costs, in particular during the first quarter, allowed us to achieve impressive improvement in earnings in the face of some softness in volume and a rather large increase in vessel fuel expense. On the operating revenue side, our revenues improved by $17.3 million, 6.7%, to $274.9 million for the first quarter of 2006. This compares very favorably to $257.6 million for the first quarter of 2005. Looking at operating income, comparing 2005 to 2006, it went up about $11 million from 2005 to $15.9 million for 2006, or 44.5%, again after adjusting the 2005 results for the non-recurring expenses. EBITDA increased by $4.1 million, or 14.8%, to $31.8 million in the first quarter of 2006 from $27.7 million in the first quarter of 2005 after adjusting for non-recurring expenses. And then finally to net income, we had a $2.1 million increase or 700% in the first quarter, to $2.4 million from $.3 million in the first quarter of 2005 after adjusting again for the non-recurring expenses that we had during the first quarter of last year. Again all good numbers. We are happy about these. We had a good quarter across the board in terms of our earnings, our service, and our planning for the future. And with that I am going to ask Brian Taylor, our Senior Vice President of Sales and Marketing, to give you a commercial update.

Brain Taylor: (SVP - Sales and Marketing)	Thank you, Chuck. I am going to focus my comments in a couple of specific areas this morning: great mix improvement to help offset some of the volume softness we saw in a couple of markets, our competitive positioning going forward, and a brief recap of the economic outlook that we see in each of the trade lanes. As you see in the next slide, our overall container volumes were down 3.8% year over year. Our Alaska volumes continue to remain solid. Northbound volume is up approximately 1.3% despite the cold winter that lasted several weeks longer than normal. Our southbound lift was impacted by the longer winter which delayed the melting of the ice over the fishing grounds but volume has recovered. We expect to see a very strong seafood lift for the balance of the summer season. Our Hawaii volume was down primarily driven by a planned reduction in the automobile business, and to some degree by the record rainfall that occurred in the months of February and March, which had an impact on tourism, construction and some other components of the Hawaii economy. The good news is that the automobile business is typically a lower margin segment for us. We had success replacing a large percentage of those loads

TRANSCRIPT OF HORIZON LINES, INC. FIRST QUARTER EARNINGS RELEASE CONFERENCE CALL

with higher margin cargo in other sectors. We also saw the vehicle impact in Guam but with the recent change of our competitor’s service, we now have the first arrival into Guam and we have been able to grow our share in other commercial and military segments. The economic slowdown in Puerto Rico has continued into 2006. We did see a little volume softness in quarter one. Higher interest rates and higher energy costs have clearly impacted disposable income and there continues to be some uncertainty over the potential implementation a sales tax in 2006. In spite of this, positive GNP growth is still projected. Our market shares continue to be strong. And we are optimistic in our ability to selectively grow our business for the balance of the year. Despite the volume challenges we faced in the first quarter, we did achieve our revenue growth plans through significant rate improvements in all trades. Year over year revenue per box is up 10%. We believe rate improvements will offset volume softness throughout 2006. In Hawaii, we successfully implemented a general rate increase in the first quarter. In Puerto Rico we continue to negotiate rate increases into our customer contracts as they come up for renewal. We believe that the competitive environment right now continues to be stable enough to support reasonable and ongoing rate increases. In addition to rate increases our rates and margins have been positively impacted by the targeted change in our mix of cargo. And we continue to focus on improving our share in those segments which provide higher yields in our network either by higher market rates, lower network costs, and in some cases both. Fuel certainly is still one of our largest challenges. We have successfully implemented recovery fuel surcharges in our tariffs and in our customer contracts. This has really created a cost neutral effect each time bunker fuel or intermodal fuel costs have escalated in our operating environments. We feel we are very well-positioned competitively. The mood in Alaska is upbeat. Horizon Lines is well positioned to support the strong growth. Our vessels are continuing to run with high degrees of schedule reliability. We have the Horizon Fairbanks ready to deploy for the summer surge and we are seeing incremental growth that is coming from the convergence of over the road cargo that we took off the highways and put on vessels. The decision to reduce dependence on the auto sector in Hawaii has really provided us with additional capacity needed to accommodate the increase in our Guam lift and our refrigerated cargo segments. We believe we are also well-positioned to handle the projected growth that the region has already started to see from some of the military expansion. The addition of the third vessel in Puerto Rico by our competition really hasn’t had a significant impact on our business. We really see no signs of instability at this time. We have now

TRANSCRIPT OF HORIZON LINES, INC. FIRST QUARTER EARNINGS RELEASE CONFERENCE CALL

replaced half of our refrigerated container fleet. This initiative has been very well-received in all markets. Right now customer satisfaction is at an all time high. So in summary the outlook really remains very bright. The economic outlook for Alaska is very positive despite some continued uncertainty over future oil and gas drilling. With crude oil prices over $70 per barrel, rising oil prices are bringing new added revenue to the State. The construction industry is strong in both the government and private sectors. A recent study estimates 13% growth in construction spending for 2006. Seafood is strong. Japan and Korea are two major customers. Alaska seafood is now being enjoyed in many other countries, and the bottom fish and crab harvest should be strong throughout the year. Cruise ship traffic was strong in 2005 and a projected increase of 1% to 2% this year is also bright and optimistic. Hotels are reporting strong summer bookings. The economy in Hawaii also remained strong in all sectors. Job growth in 2006 is projected to be at about 2%. Unemployment, already the lowest in the nation, is projected to be around 2.5% this year. Construction is strong. Recent permit growth, 60% of those in the residential sector, clearly indicates that construction is going to continue to underpin this economy for several years to come. The military is growing despite budgetary impacts in 2006. The future is bright for Hawaii and Guam, the military installations. I’m sure many of you saw the recent announcement between Japan and U.S. military to move 8,000 Marines from Okinawa to Guam. That could have an impact of an additional 30,000 people in Guam. 2006 is going to continue to be a challenge in Puerto Rico. Economists are projecting GDP growth of 2% or less. Consumer disposable income appears to be shrinking because of the high energy costs. The government is under pressure to cut spending and reduce fiscal deficits. So far this has had no impact on our business. We are tracking these developments very closely. With that I would like to turn this over to John Handy, Executive Vice President, who will now provide our operations update.

John Handy: (EVP)	Thank you, Brian. What you will see on the first slide here are the things that I’ll address in more detail as we go through the follow on slides. The most exciting of which is our announcement on the TP-1 new vessel initiative which is currently underway. As you look at the TP-1 new vessel update, we plan to start that service in March 2007 out of Hong Kong. That will allow to us launch our new Pacific Northwest service around April 1 2007, out of Tacoma. The first C-9 much larger vessel will start in the California Hawaii trade by May 2007 and the first C-8 to Puerto Rico by June 2007. All of these initiatives will allow us to have

TRANSCRIPT OF HORIZON LINES, INC. FIRST QUARTER EARNINGS RELEASE CONFERENCE CALL

four of those additional ships put into a surge capacity to be able to address any trade lane initiatives that we choose to develop and to give us overall greater capacity in the future. In terms of continued investments, as Brian mentioned, we continue our container fleet replacement program with the planned acquisition of 3,300 dry containers in 2006. 1,000 of the 40-foot high cube dry containers were purchased already in March 2006. The benefits of course will include an operating expense reduction, cargo claims savings and a reduction in the average age of our container fleet. Some key metrics that we reviewed with you last time I will cover with you again. The vessel fuel expenses increased by $13 million or 58.6% in the first quarter of 2006 when compared to the first quarter of 2005. Bunker fuel price per ton has increased by $115 or 61% quarter over quarter. Our continued focus on fuel efficiency will certainly help. We focus as well on the best fuel buying locations for bunker fuel and, of course, as Brian mentioned, including fuel surcharges in our rates has kept us revenue neutral. Horizon Lines vessels were in operational condition and ready to sail at full speed nearly 100% of the time where they were required to be ready to sail. That’s employing a zero departure time delay tolerance. I’m also pleased to announce the Horizon Lines vessel utilization rate for 2006 was 89%. Our vessels had a 78% on time arrival performance for the first quarter of 2006, employing a zero tolerance standard versus 65% for the first quarter of 2005. That zero tolerance is a minute plus or minus either way. We are really proud of those statistics. I think that’s reflected clearly in our service excellence awards in 2006. We mentioned last quarter the fact that Lowe’s had presented us with a 2005 gold carrier award for the fifth straight year. We also received the Toyota logistics award for on time performance and the Toyota 2005 logistics excellence award for customer service. I’m pleased to also announce today that Wal-Mart will soon designate us as a domestic ocean carrier of the year and that’s for the fifth year. I would like to now introduce our CFO, Mark Urbania.

Mark Urbania: (SVP & CFO)	Thank you, John. Starting with the financial highlights, I am going to cover all these in great detail but by all accounts the first quarter of 2006 was a good quarter for us, but I would like to focus on taking you back a little ways and looking at the 17 consecutive quarters of EBITDA growth that we’ve experienced going back to 2001 on the next slide. This is important for us and something I thought we should share with all of our shareholders here before I dive into first quarter numbers. I thought I would give you a quick snap shop of our quarterly EBITDA performance back to the first quarter of 2001. The reason we

TRANSCRIPT OF HORIZON LINES, INC. FIRST QUARTER EARNINGS RELEASE CONFERENCE CALL

thought this would be of interest to you is because it really speaks to the ability of the management team to deliver shareholder value over a sustained period of time. Looking back to the period 2001 through 2005, management effectively dealt with the sale of the Company to two private equity groups, an initial public offering, a recession, hurricanes in our markets, a West Coast port strike and various other challenges. The point here is that we are confident that 2006 and beyond will be no exception. We will continue to grow our business. We will continue to deliver superior shareholder value. And that’s our commitment to our shareholders. Moving on to the first quarter, focusing on key metrics, earnings per share for the first quarter of 2006 was $.07. You may recall that our guidance for the first quarter was $.04 to $.06. This compares favorably to actual and adjusted performance for the first quarter of 2005. As previously stated, the main drivers behind the better performance was margin improvement as a result of our strategy to carry higher margin cargo, particularly in the Hawaii and Guam trade, while eliminating the lower margin cargo, mainly automobiles. Our EBITDA for the first quarter of 2006 improved to $31.8 million from $20.5 million a year ago on an actual basis and $27.7 million on an adjusted basis for the same reasons previously stated. Also of particular note is our operating ratio has improved compared to a year ago, again primarily as a result of our keen effort to do a couple of things: number one control our costs, coupled with our strategy to carry higher margin cargo while shedding the lower margin freight. Looking at operating revenue we have given you the breakdown to the total revenue increase of $17.3 million. You can see that the volume variance was negative by $8.6 million but the rate and cargo mix improvement of $10.7 million more than offset that. Again I want to make sure that our investors understand that is part of our core strategy. Also you can see the bunker and fuel surcharge component and the growth in our other non-transportation revenue. But I think that it’s important to note to all of our investors that a key benefit of our business model is serving all of the three noncontiguous Jones Act markets. Given that we have the largest market share across all of these three markets gives us the unique ability to diversify our market risk which we have shared with many of our investors in the past and it is true for us today. Turning to the next slide, looking at adjusted operating income results, we have provided this to put the first quarter of 2005 on a comparable basis to the first quarter of 2006 and we added back the stock compensation adjustment and the management fee incurred in the first quarter of 2005. So you can see what the true comparison is from an operating income perspective. Looking at

TRANSCRIPT OF HORIZON LINES, INC. FIRST QUARTER EARNINGS RELEASE CONFERENCE CALL

adjusted net income results, the actual net income for first quarter of 2006 was $2.4 million. The actual first quarter 2005 was negative $8.2 million but after adjusting back for the items listed here you can see as we previously mentioned the first quarter of 2005 was slightly positive at $.3 million. For your benefit the next slide reconciles net income to EBITDA. Very simply going down the P&L, we added back net interest expense, taxes, depreciation and amortization and then on a comparable basis, the restricted stock compensation expense and management fee experienced in the first quarter of 2005. We hope that’s helpful in laying that out. From a cash flow perspective, we generally consume cash in our first quarter. We’ve done that in the past and will continue to do that going forward. There’s a couple of reasons for that. First, the first quarter of each year is typically where we make our vessel and equipment lease payments. And then secondly, we typically pay our Company bonuses in the first quarter. Those are cash outlays that we don’t have in the other quarters coupled with the fact that our earnings and cash generation is at the lowest point in the first quarter compared to the other three quarters. That said, cash flow improved from the prior year in the first quarter of 2006 and also the first quarter of 2006 includes the dividend payment of $3.7 million that we did not have in the first quarter of 2005. All said we are very pleased with our cash flow performance. It’s better than it was in the first quarter of 2005 and you will see that continue as we go forward throughout 2006. Turning to an update on the 2006 earnings guidance, consistent with what we’ve done in the past, we will give you our thoughts on the next quarter and an update for our full year. For the second quarter, we expect operating revenue to be in the range of $282 million to $287 million. Our expectations for EBITDA are in the $38 million to $40 million range. And then our expectations for earnings per share is $0.18 to $0.20. Moving over to the full year, we expect operating revenues to be in the range of $1.14 billion to $1.16 billion, EBITDA in the $158 million to $162 million range, and then on an earnings per share basis, $0.85 to $0.90 cents. With that I would like to turn it back over to our President and CEO, Chuck Raymond.

Raymond:	That’s great, Mark, thanks very much. Let me just wrap up this part of the presentation by reiterating again that our brand now has really started to perform. Good earnings, strong economic value-added as our return on invested capital exceeds the cost of capital here at Horizon Lines. Looking at some of our peer groups, the return on equity and return on invested capital are clearly standing out. We have good balance in our markets. Alaska is strong right now. Even though we had a little weather

TRANSCRIPT OF HORIZON LINES, INC. FIRST QUARTER EARNINGS RELEASE CONFERENCE CALL

problem in Hawaii in the first quarter and the Puerto Rico market was still a little soft, we still delivered our numbers. We have excellent cost control within the organization. The team here continues to respond well to our challenge to keep our costs down in order to serve our customers better. We have strong cash flow from our operations. We mentioned customer awards. Four major customer awards in the first quarter is something we are very proud of and we continue to share those awards with our associates. We are very happy to be singled out like you’ve heard by carriers such as Wal-Mart, Toyota and Lowe’s. These are world class brands that clearly put us at the head of the class and we are very proud of that. We made good solid progress during the quarter on not only our vessel replacements but also other assets that we talked about in our container fleet. And I would say that despite somewhat illiquid equity out there, with our stock trading at fairly low volumes, we are seeing steady improvement in our share price and it continues to ratchet up and sort of level up and ratchet up and level off. We are looking of course to close that gap between our price today and that of the peer group. So with that we will turn it back and open up the floor and the phones for any questions you might have of the team here.

Question:	I was hoping to maybe get a little bit more information on the TP-1 business. I think you are probably not going to disclose rates for competitive reasons but have you started to look at your estimates for whether this will be accretive, dilutive or neutral in the first year? And probably more importantly what the potential financial impact will be going forward as you model this initiative?

Answer: (Raymond)	We know there’s a lot of interest in TP-1. We are very excited about that as you know. The vessels are under construction and we will be taking delivery of those and phasing them in during the first half of 2007. You probably know that we have a number of operating agreements with Maersk. I think the number is 13 or 14 agreements that we have with our partners there and they range all the way from their buying space on our ships out of Asia to the U.S. and the TP-1, to our being their agent in Puerto Rico and up in Alaska and they being our stevedore in the lower 48. They have agreed with us and we are in full agreement with the terms on the TP-1 now so we are committing capacity to them and they are buying that capacity on a take-or-pay basis through the year 2010. So that’s a good story there. In terms of the accretion, I think I ought to let Mark Urbania answer that for you.

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Answer: (Urbania)	Obviously we ran our models long before we decided to embark on the path of bringing these five foreign U.S.-flagged vessels in and we built a ten-year model. But once we get this program up and running and fully operational, our estimate going out five years, once that capacity is utilized by Maersk and we begin to fill out the incremental capacity that we will have coming out of the West Coast to the markets we serve, is this opportunity will be accretive to EBITDA, earnings and cash flow to the tune of about $25 million to $30 million on an annual basis. Now specifically as it relates to 2007, we are in the process of working through our implementation plan, specifically when those vessels will be delivered and how we position those vessels within our network. That in itself can provide some opportunity for us as we go out and meet with various interested parties on putting freight on those vessels as we position those assets. I hope that gives you some insight into our thinking from a longer term perspective in terms of accretion for earnings and cash flows for our business and we are in the process of figuring out what that means to us in 2007.

Question:	And just a follow up on that. When you look at the ten-year model do you include any estimates for the spare capacity and what that might mean in intracoastal trade or is that based on the five ships and the actual core TP-1 alone?

Answer: (Urbania)	Let me just clarify. Once we implement these five new vessels and we redeploy those Jones Act vessels that were currently going to Asia, that provides significant opportunity for our Company going forward. Because once we deploy these vessels, we will essentially have four vessels that will be in stand-by mode. These are fully qualified Jones Act vessels. They are operational and we do believe there will be opportunity for these four vessels that will be laid up and ready to go. None of that has been baked into our plan.

Question:	Just two quick follow-ups on some of the financials. You mentioned in your prepared remarks the costs were impacted by the management compensation. Should we be looking at a run rate for SG&A back in the $21 million to $21.5 million level going forward?

Answer: (Urbania)	I think that would be a fair assessment to use because with the reduction of management fees and the like we’ve got a lot of things related to the transactions that occurred in 2005, with the initial public offering and the stock option expense, that should be behind us now so, yes, I believe that, those numbers you mentioned would be pretty useful as a run rate with a factor for inflation.

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Question:	One last one and I will turn it over, the tax rate in the last few quarters has been in excess of 40%. The guided rate was 38%. Should we stick with the 38%, was there a one time event that kind of pushed it up in the first quarter?

Answer: (Urbania)	There’s a couple of things there I wanted to share with you on the tax rate. Our tax rate for the first quarter was 43%. That is not indicative of where we expect 2006 to be. It will be at 38% as I shared with you on the last earnings call. Given that our taxable income was relatively low this quarter, a slight movement in our taxes really has an impact on the tax rate itself. You will see that as our earnings get better in each of the quarters going forward, we will be at a 38% tax rate. We had a small adjustment in our tax accounts, $200,000, in fact. When you think about it $200,000 adjustment in the tax account is five percentage points from that percentage. But you can count on using 38%.

Question:	Just a quick follow-up on the TP-1, not necessarily on accretion. If you sort of run your five or ten-year model, when you were setting up this transaction what sort of returns or rate of return or IRR, if you could share what you might have been targeting as you sort of looked out in the long-term for this relationship and sort of putting together with Maersk and the cost of leasing the ships, etc.?

Answer: (Urbania)	Obviously we were very focused on what our IRRs or return to our shareholders would be on this initiative. Our math tells us that the IRR on this project and as you said it’s accretive, would be in the mid to high 30s. In other words, it’s very accretive to earnings. It’s an IRR that we are very excited about. We look forward to getting this initiative up and running and being able to enjoy the benefits of our Company initiatives.

Question:	From a volume perspective back in the near term, a little bit soft in the first quarter, pretty upbeat it seems on Alaska and Hawaii, maybe a little concern about Puerto Rico, to put it all together do you expect to be back in the black from your overall perspective in terms of volume growth?

Answer: (Urbania)	Let’s be very clear about this, the term softness in the first quarter, that is compared to the first quarter of 2005. We were very much prepared for our volume levels. This was planned. We knew that as we planned to upgrade our mix in Hawaii and Guam starting in the first quarter of 2005, as we implemented this strategy. So

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the volume that we experienced in the first quarter wasn’t any surprise to us. Now on the last earnings call, I got the question, what do you think our volume growth would be in 2006. And if memory serves me correctly I said that if you look at our revenue, we are expecting volume growth in the 1% to 1.5% range. Even though you did not see that in the first quarter, I think for 2006 you will see that overall, particularly as we get into the second half of the year.

Question:	Just a follow up on the volume question. If you are thinking about volume growth of 1% to 1 1/2% this year, how much is that offset or how much within that is what you are giving up on the auto side as to Hawaii? In other words, is the underlying volume growth perhaps a little bit better than that and you are giving up some number of basis points, could you maybe quantify what that would be?

Answer : (Taylor)	Our plan was basically to eliminate a percentage of the automobiles that we are handling to Hawaii in order to allow us to add capacity to pick up additional volume to Guam as well as some of the other cargo segments. The plan was really to replace all of that cargo with other freight. So we would not be giving up market share. We would be replacing that cargo one for one at obviously much higher margins.

Question:	You replaced that over time. I don’t know what your Hawaii auto volume is so if I were to look company-wide, if you said, let’s say you were not doing that strategy, would 1% to 1 1/2% be 1 1/2% to 2%, or is it just sort of small enough on an overall basis that it would just be sitting in that 1% to 1 1/2% range?

Answer: (Taylor)	It would still be sitting in that 1% to 1 1/2% range. We would not have been going out looking for other automobile business because we were doing business with exactly the same players. It would have been the same.

Question:	Okay. And then on capacity utilization, when you talk about 89% capacity utilization does that mean that’s the percentage of your ships that are getting used over the course of the quarter or the ships that are sailing, that’s how full they are?

Answer: (Handy)	We mean how full the ships that are sailing are.

Question:	And then roughly what was the, so then how much of the ships were used? In other words, this is not your strongest seasonal quarter yet 89% of your ships that were sailing were full. I’m trying to understand how the math works when you get into the third quarter when you get really busy?

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Answer: (Urbania)	We had one ship on the West Coast that we used for drydock relief and then for seasonal relief in Alaska as you know and that’s not counted in there. And then seasonally in Puerto Rico which is typically in the first quarter and then during some time in the summer months depending on market demand we typically don’t use all of our vessels so those two vessels are not included in that calculation of 89% for our first quarter.

Question:	Okay. And then last question, I know you have at least one union contract coming up a little bit later this quarter. Can you just give us the status on that?

Answer: (Raymond)	We are negotiating that contract with the Seafarers International Union, as part of the American Maritime Association. And it’s an industry group that hires the unlicensed crews from the Seafarers International Union. We are in negotiations. They are going well. We have every reason to believe that we will wrap things up here shortly.

Raymond:	Well, I thank you for your time. This is Chuck again. Thanks for your time and questions and your interest in Horizon Lines. Obviously once again, a good first quarter. Our outlook for the second quarter is positive. We see good trends ahead and we will be speaking with you in three months and hopefully we will have some good news on the second quarter. Thank you very much.

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